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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

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Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Definitive Proxy Statement
/X/ Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                              ECC INTERNATIONAL CORP.
                (Name of Registrant as Specified In Its Charter)

                              ECC INTERNATIONAL CORP.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

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                            ECC INTERNATIONAL CORP.
                        175 STRAFFORD AVENUE, SUITE 116
                         WAYNE, PENNSYLVANIA 19087-3377
                                 (610) 687-2600

                                                               November 20, 1996

Dear Stockholder:

     You should have received the 1996 Proxy Statement of ECC International Corp. (the "Company"), along with the Company's WHITE proxy card and its 1996 Annual Report. You may also have received proxy materials with a BLUE proxy card from Michael N. Taglich, a holder of 1,000 shares, relating to two proposals by Mr. Taglich to be voted upon at the annual meeting of stockholders to be held on December 3, 1996 (the "Annual Meeting").

     After careful consideration, your Board of Directors has concluded that such stockholder proposals are not in the best interests of the Company or its stockholders as a whole and unanimously recommends a vote "AGAINST" such stockholder proposals. Please sign, date and mail the enclosed WHITE proxy card.

     This letter, which supplements the Company's proxy statement mailed on November 14, 1996, addresses certain statements in Mr. Taglich's proxy materials.

     1. In his proxy materials, Mr. Taglich portrays the Company's management as being unresponsive to his concerns. Mr. Taglich states that he received no response from me after sending his letter of September 11, 1996. As a factual matter, Mr. Taglich and I have had several telephone conversations during which we discussed his intended proposals. Mr. Taglich, however, has been uncompromising in our discussions.

     Most recently, on November 15, 1996, Tom McGrath (a member of our Board) and I spoke again to Mr. Taglich concerning his proposal to allow the holders of 10% of the Company's outstanding shares to call a special meeting of stockholders. We offered the Board's proposal of allowing the holders of 30% of the Company's outstanding shares to call a special meeting of stockholders. Mr. Taglich refused to accept the Board's proposal, notwithstanding the fact that our research indicates that of approximately 200 companies among the S&P 500 companies that have addressed in their charter or by-laws the issue of the ability of stockholders to call a special meeting, the percentage of stockholders required to call such a meeting ranges from 25% to 100%, with the majority of such companies providing for between 50% and 80% to call such a meeting. In addition, of those 200 companies, over 160 have specifically denied stockholders the right to call a special meeting. Consequently, it is the Board's opinion that Mr. Taglich's proposal would allow an unusually small percentage of shares the ability to call a special meeting and subject the Company to the costs associated therewith. In addition, Mr. Taglich's proxy statement conveys the impression to our stockholders that the only response he received from management and the Board was from our counsel, which is inconsistent with the facts. It has always been and remains the policy of the Company to be open and receptive to stockholder concerns and to give full consideration to matters deemed to be important to their interests.

     2. The first proposal presented by Mr. Taglich requests that the Company engage an investment banking firm to seek to effect a sale of the Company. In his proxy materials, Mr. Taglich states that the Board should not give priority to the personal interests of the Board members or the officers of the Company. The Board has not given any priority to the personal interests of its members or of management. The members of the Board of Directors collectively beneficially own more than 11% of the Common Stock of the Company and, therefore, personally share the same interests as all stockholders in seeking to maximize stockholder value.

     As is discussed in the Company's proxy materials, your Board also believes that the uncertainty associated with seeking a sale of the Company at this time might jeopardize several potential contracts, both in its training and simulation business and in its vending business. The Board has been and remains committed to examine all appropriate means by which to maximize stockholder value. However, the Board firmly believes that it is inappropriate to operate under a mandate to sell all or a portion of the Company, as the existence of
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such a mandate alone may adversely affect third parties' decisions on whether to award contracts to the Company. The Board, therefore, recommends that you vote AGAINST Mr. Taglich's first proposal, denominated as No. 4 on the Company's
WHITE proxy card.

     3. The second proposal presented by Mr. Taglich seeks to amend the By-laws of the Company to require a special meeting of stockholders to be held no later than 30 days after written notice from stockholders owning not less than 10% of the Company's outstanding stock. As is explained in the Company's proxy materials and above, the Board does not believe that this proposal is in the best interests of the Company or its stockholders, and has proposed to allow special meetings of stockholders to be called upon the written application from the holders of not less than 30% of the Company's outstanding stock.

     In his proxy materials, Mr. Taglich claims the Company is being inconsistent in not supporting the holding of a special meeting no later than 30 days after receiving written notice from the requisite percentage of stockholders by stating that the Company's proxy materials for the Annual Meeting are being issued less than 30 days' from the Annual Meeting. In reality, if the Company were to receive a stockholder request for a special meeting, in order that its stockholders be meaningfully informed of the items proposed for consideration and of the Board's views on such issues so that proxies could be solicited on a fully informed basis, the Company would have to prepare and file with the Securities and Exchange Commission preliminary proxy materials, wait a minimum of ten days under Federal law, and then print and mail such materials to the stockholders. Mr. Taglich's 30-day period simply does not allow the Company sufficient time to prepare these materials and to inform its stockholders adequately of the matters proposed to be considered at such a meeting and of the Company's views thereon. The Board, therefore, recommends that you vote AGAINST Mr. Taglich's second proposal, denominated as No. 5 on the Company's WHITE proxy card.

     FOR THE FOREGOING REASONS AND THE REASONS SET FORTH IN THE COMPANY'S PROXY STATEMENT, WE URGE YOU TO VOTE AGAINST THE STOCKHOLDER PROPOSALS. YOU MAY DO SO BY SIGNING, DATING AND MAILING THE COMPANY'S WHITE PROXY CARD. AN ADDITIONAL PROXY CARD HAS BEEN ENCLOSED FOR YOUR CONVENIENCE.

     On behalf of your Board of Directors, thank you for your continued support.

                                            Sincerely,

                                                /s/ GEORGE W. MURPHY
                                            ----------------------------
                                            GEORGE W. MURPHY
                                            President and Chief Executive
                                            Officer